CERTIFICATE OF AMENDMENT

                                      OF

                           ARTICLES OF INCORPORATION

                          *    *    *    *    *    *


          TECHNICAL MAINTENANCE CORPORATION, a corporation organized under the laws of the State of Nevada, by its President and Secretary, does hereby certify:

         1. That the Board of Directors of said corporation, at a meeting duly convened and held on the 31st day of August 1998, passed resolutions declaring that the following changes and further amendments to the corporation's Amended and Restated Articles of Incorporation are advisable:

          RESOLVED that subparagraph 1.1 of Article SIXTH of said Amended and Restated Articles of Incorporation, stating the name of the corporation, shall be amended to read as follows:

          "The name of the corporation is TOUCHTUNES MUSIC CORPORATION."

          RESOLVED that subparagraph 5.1 of Article SIXTH of the said Amended and Restated Articles of Incorporation, specifying the number of shares which the corporation is authorized to issue, shall be amended to read as follows:


          "5.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, "Class A voting common stock" and "Series A Preferred Stock." The total number of shares which the Corporation is authorized to issue is sixty million (60,000,000) shares.


          Fifty million (50,000,000) shares shall be Class A voting common stock, each having a par value of one-tenth of one cent ($.001). Ten million (10,000,000) shares shall be Series A Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

          2. That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Amended and Restated Articles of Incorporation are 14,658,644 shares of Class A common stock and 100 shares of Series A Preferred Stock, voting as a single class with the Class A common stock. That said changes and amendments have been consented to and authorized by the written consents of stockholders holding 10,001,920 shares of Class A common stock and 100 shares of Series A Preferred Stock, voting as 100 shares of Class A common stock, the only class of stock outstanding and entitled to vote thereon.


          IN WITNESS WHEREOF, the said TECHNICAL MAINTENANCE CORPORATION has caused this certificate to be signed by its President and Secretary, and its corporate seal to be hereto affixed this 26th day of November 1998.


                              TECHNICAL MAINTENANCE CORPORATION


                              By: /s/Tony  Mastronardi
                                 -----------------------------
                                 Tony Mastronardi, President

                              By: /s/Guy Nathan
                                 -----------------------------
                                 Guy Nathan, Secretary



District of Montreal

Province of Quebec
Canada

     I, Elizabeth Levert, a notary public, do hereby certify that on this 26th day of November 1998, personally appeared before me Messrs. Tony Mastronardi and Guy Nathan who being by me first duly sworn, declared that they are the President and Secretary of Technical Maintenance Corporation, that they signed the foregoing document as President and Secretary of the corporation, and that the statements therein contained are true.


                              Elizabeth Levert

                              ------------------
                              Notary Public